AMENDMENT NO. 1 TO THE STOCKHOLDER AGREEMENT
           DATED AS OF JULY 30, 1996, BETWEEN TREFOIL
          CAPITAL INVESTORS II, L.P. AND GE INVESTMENT
            PRIVATE PLACEMENT PARTNERS II, A LIMITED
                           PARTNERSHIP

     Amendment (this "Amendment"), dated as of June 5, 1997, to the Stockholder Agreement (the "Stockholder Agreement"), dated as of July 30, 1996, between Trefoil Capital Investors II, L.P., a Delaware limited partnership ("Trefoil II"), and GE Investment Private Placement Partners II, a Limited Partnership, a Delaware limited partnership ("GEIPPPII"). Capitalized terms used herein without definitions shall have the meanings given them in the Stockholder Agreement.

     WHEREAS, pursuant to a Stock Purchase Agreement, dated as of July 30, 1996, as amended on March 10, 1997, among The Grand Union Company (the "Company") and Trefoil II and GEIPPPII (the "Purchase Agreement"), the Company agreed to sell to Trefoil II and GEIPPPII, and Trefoil II and GEIPPPII agreed to purchase from the Company, an aggregate of 2,000,000 shares of the Company's Class A Convertible Preferred Stock, par value $1.00 per share, issuable in denominations of $50 stated value per share (the "Preferred Stock");


     WHEREAS, the Company and Trefoil II and GEIPPPII propose to, on the terms and subject to the conditions set forth in an Acceleration and Exchange Agreement, dated the date hereof, among the Company and Trefoil II and GEIPPPII (the "Acceleration and Exchange Agreement"), accelerate the Fourth Closing and the Fifth Closing (as such terms are defined in the Purchase Agreement);

     WHEREAS, the Company and Trefoil II and GEIPPPII propose to, on the terms and subject to the conditions set forth in the Acceleration and Exchange Agreement, exchange an aggregate of eight hundred thousand (800,000) shares of Preferred Stock for eight hundred thousand (800,000) shares of the Company's Class B Convertible Preferred Stock, par value $1.00 per share, issuable in denominations of $50 stated value per share (the "Class B Preferred Stock"); and

     WHEREAS, Trefoil II and GEIPPPII desire to amend the Stockholder Agreement for the purpose of facilitating the transactions contemplated by the Acceleration and Exchange
Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

     Section 1. Securities. The Stockholder Agreement is hereby amended to replace the former definition of the term
"Securities" with a new definition, to read in full as follows:

     "Securities" means the Preferred Stock, the Class B
Preferred Stock, and any other shares of Preferred Stock, Class B
Preferred Stock and common stock, par value $1.00 per share, of the Company paid as dividends on such shares of Preferred Stock or Class B Preferred Stock.

     Section 2.     Voting Stock.  Section 1 of the Stockholder
Agreement is hereby amended to replace the former definition of the term "Voting Stock" with a new definition, to read in full as follows:

     "Voting Stock" means the Common Stock, the Preferred Stock, the Class B Preferred Stock and any other capital stock of the Company that is entitled to vote with the Common Stock on all matters submitted to the stockholders of the Company for voting.

     Section 3.     Exercise of Demand Registration Rights.
Section 6(a) of the Stockholder Agreement is amended to read in full as follows:

     (a) Subject to Section 10 of this Agreement, each party may independently elect to exercise two Demand Registration Rights; provided, however, that if each of the Preferred Stock and the Class B Preferred Stock is not, at such time, listed for trading on a national securities exchange, or included for quotation in the Nasdaq National Market, then neither party may elect to exercise any such Demand Registration Right in order to register all or any portion of its shares of Preferred Stock or Class B Preferred Stock for public sale without the agreement of the other party.

     Section 4.     After Acquired Securities.  Section 9 of the
Stockholder Agreement is amended to read in full as follows:

     The provisions of this Agreement shall apply with equal force to any additional shares of Common Stock, Preferred Stock or Class B Preferred Stock acquired by either party during the term of this Agreement.

     Section 5.     Miscellaneous.

          (a) Notices. Any notice under or relating to this Amendment shall be given in writing and shall be deemed sufficiently given when delivered by hand or by conformed facsimile transmission, on the second business day after a writing is consigned (freight prepaid) to a commercial overnight courier, and on the fifth business day after a writing is deposited in the mail, postage and other charges prepaid, addressed as follows:

     Trefoil II:         4444 Lakeside Drive
                         Burbank, California  91505
                         Attention:  Mr. Geoffrey T. Moore
                         Telecopy: (818) 842-3142



     with a copy to:     Fried, Frank, Harris, Shriver &
                           Jacobson
                         350 South Grand Avenue
                         Los Angeles, California 90071
                         Attention:  David K. Robbins, Esq.
                         Telecopy:  (213) 473-2222


     GEIPPPII:           GE Investment Management Incorporated
                         3003 Summer Street
                         Stamford, Connecticut  06904
                         Attention:  Michael Pastore, Esq.
                         Telecopy: (203) 326-4177

     with a copy to:     Dewey Ballantine
                         1301 Avenue of the Americas
                         New York, New York 10019
                         Attention:  William J. Phillips, Esq.
                         Telecopy:  (212) 259-6333


or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in like manner.

          (b) Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives.

          (c) Modification. This Amendment may only be modified by a written instrument duly executed by each party hereto.

          (d) Waiver. Any waiver by either party of a breach of any provision of this Amendment shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Amendment. Any waiver of any provision of this Amendment must be in writing.

          (e) Headings. The headings to the sections of this Amendment are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Amendment.

          (f) Separability. If any provision of this Amendment is invalid, illegal or unenforceable, the balance of this Amendment shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          (g) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be fully performed within the State of New York.

          IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to the Stockholder Agreement dated as of July 30,
1996 as of the date first written above.


                              TREFOIL CAPITAL INVESTORS II, L.P.
                              By:  Trefoil Investors II, Inc.
                                   its general partner


                              By: Michael J. McConnell
                                  ------------------------------
                                  Name:  Michael J. McConnell
                                  Title: Vice President



                              GE INVESTMENT PRIVATE PLACEMENT
                               PARTNERS II, A LIMITED PARTNERSHIP
                                 By:  GE Investment Management
                                       Incorporated


                              By: Don W. Torey
                                  ------------------------------
                                  Name:  Don W. Torey
                                  Title: Executive Vice President